Exhibit 4.9

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, made as of this 23rd day of April, 2015 (this “Agreement”), is between MICHAEL ONGHAI (together with his heirs and assigns, “MO”), LOOKSMART GROUP INC., a Nevada corporation (“LSG” and together with MO, the “Pledgors”) and PYXIS TANKERS INC., a Marshall Islands corporation (the “Pledgee”).

WHEREAS:

A.Pursuant to that certain Agreement and Plan of Merger, dated as of April 23, 2015 (the “Merger Agreement”), by and among the Pledgee, Maritime Technologies Corp. (“Merger Sub”), LookSmart, Ltd. (“LS”) and LSG, LS shall merge with and into Merger Sub with Merger Sub surviving (the “Merger”).

B.MO and its affiliates legally and beneficially owns 3,123,047 shares of common stock of LS (which is equal to fifty-four and one tenth percent (54.1%) of the issued and outstanding shares of common stock of LS on the date hereof) (the “LS Shares”) and LSG legally and beneficially owns all of the “Pledged Shares” (as defined in the Merger Agreement).

C.In connection with the Merger, MO shall receive shares of Pledgee’s common stock in exchange for MO’s LS Shares (the “Merger Shares”).

D.To induce Pledgee to enter into the Merger Agreement, and in order to secure the payment and performance by Pledgors of the “Indemnification Liabilities” (as defined in the Merger Agreement), MO and LSG have agreed to pledge to Pledgee all of the Merger Shares and the Pledged Shares, respectively, now or hereafter owned or acquired by them.

NOW, THEREFORE, in consideration of the premises and in order to induce Pledgee to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgors hereby agree with Pledgee as follows:

1.Defined Terms.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Merger Agreement.

2.Pledge.

(a) Pledgors hereby pledge, assign, hypothecate, transfer, deliver and grant to Pledgee, a first lien on and first priority perfected security interest in (i) all of the Merger Shares and the Pledged Shares, (ii) all other property hereafter delivered to, or in the possession or in the custody of, Pledgee, in substitution for or in addition to the Merger Shares and the Pledged Shares, (iii) any other property of Pledgors as described in Section 4 below or otherwise, whether now or hereafter delivered to, or in the possession or custody of Pledgors, and (iv) all proceeds of the collateral described in the preceding clauses (i), (ii) and (iii) (the collateral described in clauses (i) through (iv) of this Section 2 being collectively referred to as the “Pledged Collateral”), as collateral security for the prompt and complete payment and performance when due of the Indemnification Liabilities.  All of the Merger Shares and Pledged Shares owned by Pledgors are presently represented by certificates and are listed on Exhibit A hereto, which certificates, with undated stock powers duly executed in blank by Pledgors, are being delivered to Pledgee simultaneously herewith.  Upon the creation or acquisition of any new Merger Shares or Pledged Shares, Pledgors shall execute an Addendum in the form of Exhibit B attached hereto

(a “Pledge Addendum”).  Any Pledged Collateral described in a Pledge Addendum executed by Pledgors shall thereafter be deemed to be listed on Exhibit A hereto.  Pledgee shall maintain possession and custody of the certificates representing the Merger Shares, Pledged Shares and any additional Pledged Collateral.

(b)Anything herein to the contrary notwithstanding, Pledgee will from time to time, following the termination of MO’s Lockup Agreement (as defined in the Merger Agreement), release the pledge and deliver the certificates representing the Merger Shares to a registered broker dealer upon the written request of MO and will cooperate in all other reasonable respects to allow MO to sell the Merger Shares or any portion thereof from to time to time in his sole discretion; provided that (i) MO and the broker dealer sign an agreement certifying that all proceeds of such sales will be deposited in a cash collateral account approved by Pledgee for the sole benefit of Pledgee, which cash shall be deemed Pledged Collateral and held on substantially the same terms as set forth herein, and (ii) no funds will be released from that cash collateral account without the express written consent of Pledgee.

3.Representations and Warranties of Pledgors. Pledgors represent and warrant to Pledgee, and covenant with Pledgee, that:

(a)Exhibit A sets forth (i) all of the Pledged Shares and all of the shares of Pledgee owned directly or indirectly by Pledgors, and (ii) the number of shares of capital stock or other equity interests of each entity represented by the Pledged Shares (the “Pledge Entity”) that are authorized, issued and outstanding as of the date hereof.  Pledgors are the record and beneficial owners of, and have good and marketable title to, the Merger Shares and the Pledged Shares, and such shares are and will remain free and clear of all pledges, liens, security interests and other encumbrances and restrictions whatsoever, except the liens and security interests in favor of Pledgee created by this Agreement;

(b)except as set forth on Exhibit A, there are no outstanding options, warrants or other similar agreements with respect to the capital stock of the Pledge Entities or any of the Pledged Collateral;

(c)this Agreement is the legal, valid and binding obligation of the Pledgors, enforceable against the Pledgors in accordance with its terms;

(d)the Pledged Shares have been duly and validly authorized and issued, are fully paid and non-assessable;

(e)no consent, approval or authorization of or designation or filing with any governmental or regulatory authority on the part of Pledgors is required in connection with the pledge and security interest granted under this Agreement;

(f)the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of the articles or certificate of incorporation, bylaws or any other similar organizational documents of LSG or any Pledge Entity or of any securities issued by LSG or any Pledge Entity or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which Pledgors or any Pledge Entity is a party or which purports to be binding upon Pledgors or any Pledge Entity or upon any of the assets of Pledgors or any Pledge Entity, and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of Pledgors or any Pledge Entity, except as otherwise contemplated by this Agreement;

(g)the pledge, assignment and delivery of the Merger Shares and Pledged Shares and the other Pledged Collateral pursuant to this Agreement creates a valid first lien on and perfected first priority security interest in such Merger Shares, Pledged Shares and Pledged Collateral and the proceeds thereof in favor of Pledgee, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of Pledgors which would include the Merger Shares, Pledged Shares or any other Pledged Collateral.  Pledgors covenant and agree that they will defend, for the benefit of Pledgee, Pledgee’s right, title and security interest in and to the Merger Shares, Pledged Shares, the other Pledged Collateral and the proceeds thereof against the claims and demands of all other persons or entities;

(h)each Pledged Share consisting of a membership interest in a limited liability company are “securities” governed by Article 8 of the UCC.  Certificates evidencing such membership interests (if any) have been issued to Pledgors by the applicable Pledge Entity.  Pledgors covenant they will not cause and will not permit any Pledge Entity to “opt-out” of Article 8 of the UCC, and Pledgors will not take, and will not permit any Pledge Entity to take, any actions to cause the capital stock, membership interests or similar equity interests of such Pledge Entity (if any) to cease to be classified as “securities” governed by Article 8 of the UCC; and

(i)neither Pledgors nor the Pledge Entities (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079) (2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other Office of Foreign Asset Control regulation or executive order.

4.Dividends, Distributions, Etc.  If, while this Agreement is in effect, Pledgors shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization, merger or consolidation), or any options or rights, whether as an addition to, in substitution for, or in exchange for any of the Merger Shares, Pledged Shares or otherwise, Pledgors agree, in each case, to accept the same as Pledgee’s agent and to hold the same in trust for Pledgee, and to deliver the same promptly (but in any event within three days) to Pledgee in the exact form received, with the endorsement of Pledgor when necessary and/or with appropriate undated assignments separate from certificates or stock powers duly executed in blank, to be held by Pledgee subject to the terms hereof, as additional Pledged Collateral.  Pledgors shall promptly deliver to Pledgee (i) a Pledge Addendum with respect to such additional certificates, and (ii) any financing statements or amendments to financing statements as requested by Pledgee. Pledgors hereby authorize Pledgee to attach each Pledge Amendment to this Agreement.  In case any distribution of capital shall be made on or in respect of the Merger Shares or Pledged Shares or any property shall be distributed upon or with respect to the Pledged Shares pursuant to the recapitalization or reclassification of the capital of the issuer thereof or pursuant to the reorganization thereof, the property so distributed shall be delivered to Pledgee to be held by it as additional Pledged Collateral.  Except as provided in Section 5(b) below, all sums of money and property so paid or distributed in respect of the Merger Shares or Pledged Shares which are received by Pledgors shall, until paid or delivered to Pledgee, be held by Pledgors in trust as additional Pledged Collateral.

5.Voting Rights; Dividends; Certificates.

(a)So long as no Indemnified Liability is due and owing (a “Default”), Pledgors shall be entitled (subject to the other provisions hereof, including, without limitation, Section 8 below) to exercise its voting and other consensual rights with respect to the Merger Shares and Pledged Shares and otherwise exercise the incidents of ownership thereof in any manner not inconsistent with this Agreement, the Merger Agreement and the other documents executed in relation thereto (collectively, the “Transaction Documents”).  Pledgors hereby grant to Pledgee or its nominee, an irrevocable proxy to exercise all voting and corporate rights relating to the Merger Shares and Pledged Shares in any instance, provided such proxy shall be effective, at the discretion of Pledgee, only upon the occurrence and during the continuance of a Default.  Upon the request of Pledgee at any time, Pledgors agree to deliver to Pledgee such further evidence of such irrevocable proxy or such further irrevocable proxies to vote the Merger Shares and Pledged Shares as Pledgee may request.

(b)So long as no Default shall have occurred and be continuing, Pledgors shall be entitled to receive cash dividends or other distributions made in respect of the Merger Shares and Pledged Shares, to the extent permitted to be made pursuant to the terms of the Merger Agreement.  Upon the occurrence and during the continuance of a Default, in the event that Pledgors, as record and beneficial owners of the Merger Shares and Pledged Shares, shall have received or shall have become entitled to receive, any cash dividends or other distributions in the ordinary course, Pledgors shall deliver to Pledgee, and Pledgee shall be entitled to receive and retain, for the benefit of Pledgee, all such cash or other distributions as additional security for the Indemnified Liabilities.

(c)Subject to any sale or other disposition by Pledgee of the Merger Shares, Pledged Shares, any other Pledged Collateral or other property pursuant to this Agreement, upon the indefeasible full payment in cash, satisfaction and termination of all of the Indemnified Liabilities and the termination of this Agreement pursuant to Section 11 hereof and of the liens and security interests hereby granted, the Merger Shares, Pledged Shares, the other Pledged Collateral and any other property then held as part of the Pledged Collateral in accordance with the provisions of this Agreement shall be returned to Pledgors or to such other persons or entities as shall be legally entitled thereto.

(d)Pledgors shall cause all Merger Shares and Pledged Shares to be certificated at all times while this Agreement is in effect.

6.Rights of Pledgee.  Pledgee shall not be liable for failure to collect or realize upon the Indemnified Liabilities or any collateral security or guaranty therefor, or any part thereof, or for any delay in so doing, nor shall Pledgee be under any obligation to take any action whatsoever with regard thereto.  Any or all of the Merger Shares and Pledged Shares held by Pledgee hereunder may, if a Default has occurred and is continuing, without notice, be registered in the name of Pledgee or its nominee, and Pledgee or its nominee may thereafter without notice exercise all voting and corporate rights at any meeting with respect to any Pledge Entity or Pledgee and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Merger Shares and Pledged Shares as if it were the absolute owner thereof, including, without limitation, the right to vote in favor of, and to exchange at its discretion any and all of the Pledged Shares upon, the merger, consolidation, reorganization, recapitalization or other readjustment with respect to any Pledge Entity or upon the exercise by any Pledge Entity, Pledgor or Pledgee of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Merger Shares and Pledged Shares with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Pledgee may reasonably determine, all without liability except to account for property actually received by Pledgee, but Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

7.Remedies.  Upon the occurrence and during the continuance of a Default, Pledgee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code (“UCC”) in effect in the State of New York from time to time, whether or not the UCC applies to the affected Pledged Collateral (or the Uniform Commercial Code as in effect in any other relevant jurisdiction). Pledgee also, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Pledgors or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith date and otherwise fill in the blanks on any assignments separate from certificates or stock power or otherwise sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver said Pledged Collateral, or any part thereof, in one or more portions at one or more public or private sales or dispositions, at any exchange or broker’s board or at any of Pledgee’s offices or elsewhere upon such terms and conditions as Pledgee may deem advisable and at such prices as it may deem best, for any combination of cash and/or securities or other property or on credit or for future delivery without assumption of any credit risk, with the right to Pledgee upon any such sale, public or private, to purchase the whole or any part of said Pledged Collateral so sold, free of any right or equity of redemption in Pledgors, which right or equity is hereby expressly waived or released.  Pledgee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization, sale or disposition, after deducting all costs and expenses of every kind incurred therein or incidental to the safekeeping of any and all of the Pledged Collateral or in any way relating to the rights of Pledgee hereunder, including attorneys’ fees and legal expenses, to the payment, in whole or in part, of the Indemnified Liabilities, in such order as Pledgee may elect; provided, however, that Pledgee shall sell the Merger Shares prior to selling any of the Pledged Shares.  Pledgors shall remain liable for any deficiency remaining unpaid after such application.  Only after so paying over such net proceeds and after the payment by Pledgee of any other amount required by any provision of law, including, without limitation, Section 9-608 of the UCC, need Pledgee account for the surplus, if any, to Pledgors.  Pledgors agree that Pledgee will give reasonable notice (such reasonable notice to be determined by Pledgee in its sole and absolute discretion) of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place.  No notification need be given to Pledgors if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition.

8.No Disposition, Etc.  Pledgors agree that they will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Merger Shares or Pledged Shares or any other Pledged Collateral, nor will Pledgors create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Merger Shares, Pledged Shares or any other Pledged Collateral, or any interest therein, or any proceeds thereof, except for the lien and security interest of Pledgee provided for by this Agreement and the Merger Agreement.

9.Sale of Pledged Shares.

(a)Pledgors recognize that Pledgee may be unable to effect a public sale or disposition of any or all the Merger Shares or Pledged Shares by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws, but may be compelled to resort to one or more private sales or dispositions thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Pledgors acknowledge and agree that any such private sale or disposition may result in prices and other terms (including the terms of any securities or other property received in connection therewith) less favorable to the seller than if such sale or disposition were a public sale or disposition and, notwithstanding such circumstances, agree that any such private sale or disposition shall be deemed to be reasonable and affected in a commercially reasonable manner.  Pledgee shall be under no obligation to delay a sale or disposition of any of the Merger Shares or Pledged Shares in order to permit Pledgors or a Pledge Entity to register such securities for public sale under the 1933 Act, or under applicable state securities laws, even if Pledgors or a Pledge Entity would agree to do so.

(b)Pledgors further agree to do or cause to be done all such other acts and things as may be reasonably necessary to make such sales or dispositions of the Merger Shares or Pledged Shares valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sales or dispositions, all at Pledgors’ expense.  Pledgors further agree that a breach of any of the covenants contained in Sections 4, 5, 8, 9 and 24 will cause irreparable injury to Pledgee and that Pledgee has no adequate remedy at law in respect of such breach and, as a consequence, agrees, without limiting the right of Pledgee to seek and obtain specific performance of other obligations of Pledgors contained in this Agreement, that each and every covenant referenced above shall be specifically enforceable against Pledgors, and Pledgors hereby waive and agree not to assert any defenses against an action for specific performance of such covenants.

(c)Pledgors further agree to waive any and all rights of subrogation they may have against a Pledge Entity upon the sale or disposition of all or any portion of the Pledged Collateral by Pledgee pursuant to the terms of this Agreement until the termination of this Agreement in accordance with Section 11 below.

10.No Waiver; Cumulative Remedies.  Pledgee shall not by any act, delay, omission or otherwise be deemed to have waived any of its remedies hereunder, and no waiver by Pledgee shall be valid unless in writing and signed by Pledgee, and then only to the extent therein set forth.  A waiver by Pledgee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Pledgee would otherwise have on any further occasion.  No course of dealing between Pledgors and Pledgee and no failure to exercise, nor any delay in exercising on the part of Pledgee of, any right, power or privilege hereunder or under the other Transaction Documents, shall impair such right or remedy or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

11.Termination.  This Agreement and the pledges and security interests granted hereunder shall terminate and Pledgee shall return any Merger Shares, Pledged Shares or other Pledged Collateral then held by Pledgee in accordance with the provisions of this Agreement to Pledgors upon the two-year anniversary of the closing of the Merger and the full and complete performance and indefeasible satisfaction of all of the Indemnified Liabilities (including, without limitation, the indefeasible payment in full in cash of all such liabilities) with respect to which claims have been asserted by Pledgee.

12.Possession of Collateral.  Beyond the exercise of reasonable care to assure the safe custody of the Merger Shares and Pledged Shares in the physical possession of Pledgee pursuant hereto, neither Pledgee, nor any nominee of Pledgee, shall have any duty or liability to collect any sums due in respect thereof or to protect, preserve or exercise any rights pertaining thereto (including any duty to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to the Pledged Collateral and any duty to take any necessary steps to preserve rights against any parties with respect to the Pledged Collateral), and shall be relieved of all responsibility for the Pledged Collateral upon surrendering them to Pledgors.  Pledgors assume the responsibility for being and keeping itself informed of the financial condition of a Pledge Entity and of all other circumstances bearing upon the risk of non-payment of the Indemnified Liabilities, and Pledgee shall have no duty to advise Pledgors of information known to Pledgee regarding such condition or any such circumstance.  Pledgee shall have no duty to inquire into the powers of a Pledge Entity or its officers, directors, managers, members, partners or agents thereof acting or purporting to act on its behalf.

13.Taxes and Expenses.  Pledgors will upon demand pay to Pledgee, (a) any taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of Pledgee) payable or ruled payable by any governmental authority in respect of this Agreement, together with interest and penalties, if any, and (b) all expenses, including the fees and expenses of counsel for Pledgee and of any experts and agents that Pledgee may incur in connection with (i) the administration, modification or amendment of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Pledgee hereunder, or (iv) the failure of Pledgors to perform or observe any of the provisions hereof.

14.Pledgee Appointed Attorney-In-Fact.  Pledgors hereby irrevocably appoint Pledgee as Pledgors’ attorney-in-fact, with full authority in the place and stead of Pledgors and in the name of Pledgors or otherwise, from time to time in Pledgee’s discretion, to take any action and to execute any instrument that Pledgee deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, (i) to receive, endorse and collect all instruments made payable to Pledgors representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Agreement and (ii) to complete any assignment separate from certificate delivered hereunder; provided that the power of attorney granted hereunder shall only be exercised by Pledgee after the occurrence and during the continuance of a Default.

15.Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Notwithstanding the foregoing, the Pledgee may enforce its rights and remedies in any other jurisdiction applicable to the Pledged Collateral.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

16.Counterparts.  This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile, .pdf or similar electronically transmitted signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

17.Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

18.Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

19.Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between Pledgors, Pledgee, and their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Transaction Documents and instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein.

20.Notices.  All notices, approvals, requests, demands and other communications hereunder shall be delivered or made in the manner set forth in, and shall be effective in accordance with the terms of, the Merger Agreement, directed to the notice address set forth therein.

21.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Pledgors shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Pledgee.  Pledgee may assign its rights hereunder without the consent of Pledgors, in which event such assignee shall be deemed to be Pledgee hereunder with respect to such assigned rights.

22.No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

23.Survival.  All representations, warranties, covenants and agreements of Pledgors and Pledgee shall survive the execution and delivery of this Agreement.

24.Further Assurances.  Pledgors agree that at any time and from time to time upon the written request of Pledgee, Pledgors will execute and deliver all assignments separate from certificates or stock powers, financing statements and such further documents and do such further acts and things as Pledgee may reasonably request consistent with the provisions hereof in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated hereby.

25.No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

26.Pledgee Authorized.  Pledgors hereby authorize Pledgee to file one or more financing or continuation statements and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), if any, relating to all or any part of the Merger Shares, Pledged Shares or other Pledged Collateral without the signature of Pledgors.

27.Pledgee Acknowledgement.  Pledgors acknowledge receipt of an executed copy of this Agreement.  The Pledgors waive the right to receive any amount that it may now or hereafter be entitled to receive (whether by way of damages, fine, penalty, or otherwise) by reason of the failure of the Pledgee to deliver to the Pledgors a copy of any financing statement or any statement issued by any registry that confirms registration of a financing statement relating to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered by their duly authorized officers on the date first above written.

PLEDGORS:

LOOKSMART GROUP INC.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: CEO

/s/ Michael Onghai
MICHAEL ONGHAI

PLEDGEE:

PYXIS TANKERS INC.

By:	/s/ Valentios Valentis
Name: Valentios Valentis
Title: Chief Executive Officer

EXHIBIT A

to Pledge Agreement

DESCRIPTION OF CAPITAL STOCK OR EQUITY INTERESTS OF PLEDGE ENTITIES

Name of Pledge Entity	Class of Stock or Other Equity Interests	Authorized No. of Shares or Units	Issued and Outstanding Shares or Units	Percentage of Shares or Units Held by Pledgor
Clickable, Inc.	Common Stock	10,000,000	10	100%
LookSmart Holdings (Delaware), Ltd.	Common Stock	*	*	100%
LookSmart International Pty Ltd.	Common Stock	*	*	100%
ShopWiki Corp.	Common Stock	100	100	100%
TrafficMaster, Inc.	Common Stock	*	*	100%
Wisenut, Inc.	Common Stock	*	*	100%
Conversion Media Holdings, LLC	LLC Interests	n/a	n/a	51%

DESCRIPTION OF PLEDGED SHARES

Name of Pledge Entity	Class of Stock or Other Equity Interests	Stock or Unit Certificate No.	No. of Shares or Units
Clickable, Inc.	Common Stock	1	10
LookSmart Holdings (Delaware), Ltd.	Common Stock	*	*
LookSmart International Pty Ltd.	Common Stock	*	*
ShopWiki Corp.	Common Stock	12	100
TrafficMaster, Inc.	Common Stock	*	*
Wisenut, Inc.	Common Stock	*	*
Conversion Media Holdings, LLC	LLC Interests	n/a	51% membership interest

*Inoperative or suspended subsidiary no longer in use by LSG.

2

EXHIBIT B

to Pledge Agreement

Addendum to Pledge Agreement

The undersigned, being a Pledgor pursuant to that certain Pledge Agreement dated as of  ___________, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) in favor of Pyxis Tankers Inc. (“Pledgee”), by executing this Addendum, hereby acknowledges that Pledgor has acquired and legally and beneficially owns all of the issued and outstanding shares of capital stock described below (the “Shares”).  Pledgor hereby agrees and acknowledges that the Shares shall be deemed [Merger Shares][Pledged Shares] pursuant to the Pledge Agreement. Pledgor hereby represents and warrants to Pledgee that (i) all of the common stock of the Pledge Entity now owned by Pledgor is presently represented by the certificates listed below, which certificates, with undated assignments separate from certificate or stock powers duly executed in blank by Pledgor, are being delivered to Pledgee, simultaneously herewith (or have been previously delivered to Pledgee), and (ii) after giving effect to this addendum, the representations and warranties set forth in Section 3 of the Pledge Agreement are true, complete and correct as of the date hereof.

Pledged Shares

Name of the Pledge Entity	Class of Equity Interest	Certificate No.	No. of Shares

IN WITNESS WHEREOF, Pledgor has executed this Addendum this ___ day of ____________, 20__.

PLEDGOR:

By:
Name:
Title:

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